AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 2004

                                                     REGISTRATION NO. 333-113598

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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                          TELECOM COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              INDIANA                                 2089848
    (State or other jurisdiction of   (I.R.S. Employer Identification Number)
    incorporation or organization)


                                 74 SHANAN ROAD
                       PANYU, GUANGZHOU, GD 511490, CHINA
                                (8620) 8487 9179
               (Address of Principal Executive Offices) (Zip Code)

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                          TELECOM COMMUNICATIONS, INC.
                       2002 STOCK OPTION PLAN (AS AMENDED)
                            (Full title of the plan)

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                                    FRED DENG
                             CHIEF EXECUTIVE OFFICER
                          TELECOM COMMUNICATIONS, INC.
                                 74 SHANAN ROAD
                       PANYU, GUANGZHOU, GD 511490, CHINA
                                (8620) 8487 9179
                     (Name and address of agent for service)

     This Post-Effective Amendment No. 1 to Telecom Communication, Inc.'s (the "Company") Registration Statement on Form S-8, Registration No. 333-113598 (the "Registration Statement") filed March 15, 2004, pertaining to the registration of 3,000,000 shares of the Company's Common Stock, par value $.001 per share:

(i) Amends "THE COMPANY" in Item 2 in its entirety as follows:

Telecom was incorporated on January 6, 1997 in the State of Indiana under the corporate name MAS Acquisition XXI Corp. Prior to December 21, 2000, we were a blank check company seeking a business combination with an unidentified business. On December 21, 2000, we acquired Telecom Communications of America, which was a sole proprietorship doing business in Los Angeles, California since August 15, 1995 and changed our name to Telecom Communications, Inc.

On September 30, 2003, Telecom consummated a Stock Purchase Agreement with Arran Services Limited ("Arran") and its sole shareholder, Mr. Fred Chiyuan Deng, for the acquisition of all of the capital stock of Arran, a British Virgin Island corporation. In exchange for the capital interest, Mr. Deng and his designate received a total of 23.8 million shares of Telecom common stock, representing approximately 64% of the outstanding shares of Telecom. On September 30, 2003, Telecom discontinued its operations in the U.S. On the closing of the Stock Purchase Agreement, Mr. Deng was elected chairman and CEO, and Mr. Ou Zhixiong and Ms. Lijian Deng were elected as directors.

On December 31, 2003, Mr. Tak Hiromoto and Ms. Elizabeth Hiromoto resigned as directors and as President and Secretary, respectively. Mr. Deng was appointed as President, while Ms. Deng was appointed as Secretary.

On March 16, 2004, TCOM acquired from Auto Treasure Holdings Limited, an entity 100% owned by Mr. Deng, an additional 20% interest of IC Star MMS Limited ("IC Star") as well as a 100% interest in Huiri Electric (Panyu) Limited ("Huiri") for a consideration of 9,889,000 shares of Telecom common stock and 10,000,000 warrants to purchase 10,000,000 shares of Telecom common stock at $2 per share. As a result, as of March 16, 2004, Telecom owned 100% of IC Star and of Huiri.

(ii) Amends "RISK FACTORS AFFECTING OUR FUTURE RESULTS OF OPERATIONS" in Item 2 as follows:

OUR ASSETS ARE OUTSIDE OF THE U.S., AND ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS MAY BE AFFECTED.

While the Company is a U.S. corporation with offices in the State of California, its principal executive office is located in the PRC and it is a holding company for entities which are domiciled outside the U.S. For the foreseeable future, a substantial portion of the Company's assets will be held or used outside the U.S. Enforcement by investors of civil liabilities under the federal securities laws may also be affected by the fact that while the Company is located in the U.S., its principal subsidiary and operations will be located outside the U.S., none of the Company's current executive officers or directors are U.S. residents, and all or a substantial portion of the assets of the Company are located outside the U.S.

(iii) Replaces Exhibit 23.1 to the Registration Statement.




ITEM 8. EXHIBITS.

The following exhibit is filed as part of this Amendment to the Registration Statement.

EXHIBIT
NUMBER       EXHIBIT
---------    ------------------------------------------------------------------
23.1         Consent of Independent Certified Public Accountants


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


                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Guangzhou, Country of China, on April 7, 2004.

                                           TELECOM COMMUNICATIONS, INC.


                                           By: /s/ Fred Chiyuan Deng
                                           ------------------------------
                                           Fred Chiyuan Deng,
                                           Chief Executive Officer,
                                           President and Chairman


Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                TITLE                          DATE
                    ---------                                -----                          ----
/s/ Fred Chiyuan Deng                          Chairman of the Board,               April 7, 2004
-------------------------------------          President and CEO
Fred Chiyuan Deng                              (Principal Executive Officer)


/s/ Lijian Deng                                Secretary, Treasurer                 April 7, 2004
-------------------------------------          and Director
Lijian Deng

/s/ Gary Lam                                   Principal Financial and              April 7, 2004
-------------------------------------          Accounting Officer
Gary Lam

/s/ Ou Zhixiong                                Director                             April 7, 2004
-------------------------------------
Ou Zhixiong




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